Exhibit 99.1

Baylake Corp. Reports Strong Earnings Growth, Balance Sheet

Improvement in Third Quarter and First Nine Months of 2012

Sturgeon Bay, Wisconsin, October 18, 2012 – Baylake Corp. (OTCBB:BYLK), holding company for Baylake Bank, which provides full service banking and financial services from 23 locations in  Northeast and Central Wisconsin, today announced results for the third quarter and nine month period ended September 30, 2012. The company reported third quarter 2012 net income of $2.09 million or $0.23 per diluted share compared with $1.30 million or $0.16 per diluted share in third quarter 2011. For the nine months of 2012, the company reported net income of $4.71 million or $0.52 per diluted share compared with $2.72 million or $0.34 per diluted share for the nine months of 2011.

The quarterly and nine month results reflect an $826,000 pre-tax gain from the sale of four non-core branch locations in Waupaca County, Wisconsin, which closed in September 2012.  While the branch sale included both deposits and certain loans, management expects the sale to produce meaningful cost savings to the company over time and a more efficient organization focused on executing its strategic plan to grow the company both organically and through potential acquisitions.

HIGHLIGHTS

•

Return on average assets improved to 0.79% for the three months ended September 30, 2012, compared with 0.49% for the three months ended September 30, 2011, and return on shareholders’ equity rose to 9.25% compared with 6.25% for the same periods, respectively. The company’s return on average total stockholders’ equity for the nine months of 2012 was 7.14% in aggregate.

•

Book value per common share rose 8.8% to $11.49 at September 30, 2012 from $10.56 per common share at September 30, 2011.

•

Significant year-over-year earnings growth reflects the positive impact of balance sheet repositioning, asset quality improvements, and the sale of four branch locations.

•

Non-performing loans to total loans declined to 1.99% at September 30, 2012 compared with 3.81% at September 30, 2011.  The total dollar amount of non-performing loans declined 51% at September 30, 2012 compared with a year ago, and 39% since December 31, 2011.

•

Restructured accruing loans fell to $4.48 million at September 30, 2012, down from $20.46 million at September 30, 2011.  This primarily reflects the company’s success in returning loans to original terms or resolving them through payoffs.

•

Loan loss reserve coverage ratio at September 30, 2012 rose to 88.71% of non-performing loans compared with 52.88% at September 30, 2011.

•

The company’s tier 1 leverage ratio rose to 8.48% at September 30, 2012 up from 7.9% at December 31, 2011.

•

Baylake’s efficiency ratio improved to 66.8% at September 30, 2012 from 70.6% at September 30, 2011, reflecting the company’s recent efforts to streamline operations and increase productivity.

 “The results for the quarter were especially rewarding on a number of levels including increases in core earnings, strengthening of our capital position and significant asset quality improvement,” said Robert J. Cera, President and CEO. “Following a multi-faceted effort to strengthen our balance sheet and focus on our most productive assets and resources, we believe Baylake is positioned to increasingly concentrate on growth, while continuing to fine-tune our productivity, operational efficiency, and asset quality. We have shrunk our overall asset base, creating a stronger, more productive and efficient platform from which to grow the Baylake franchise.”

“A key strategy for Baylake is to expand relationships with current customers to capture a greater share of their financial services business, from lending and lines of credit to trust and asset management services. We have a great platform from which to execute our growth strategies in various business lines and expanding geographic markets.”

Net interest income (before the provision for loan losses) increased to $8.13 million in third quarter 2012 compared with $8.11 million in third quarter 2011, while for the nine months of 2012, net interest income (before provision for loan losses) was $24.65 million compared with $24.18 million for the nine months of 2011. The modest growth in net interest income (before provision for loan losses) for the nine months of 2012 primarily reflects organic loan growth throughout the year, partially offset by a reduction in gross loans from the sale of four bank branches.

Net interest income after provision for loan losses was $7.03 million in third quarter 2012 compared with $6.91 million in third quarter 2011. For the nine months of 2012, net interest income after provision for loan losses was $19.52 million compared with $19.73 million for the nine months of 2011. The relative year-over-year stability partially reflected a lower provision for loan losses and the above-mentioned decline in interest income resulting from the branch sales.

Total interest expense fell to $1.59 million at September 30, 2012 compared with $2.34 million at September 30, 2011, reflecting ongoing interest rate management and reduced borrowings from the Federal Home Loan Bank. The company’s net interest margin stood at 3.52% at September 30, 2012, an improvement of four basis points from its net interest margin at September 30, 2011.

Total non-interest income increased to $3.25 million in third quarter 2012 compared with $2.11 million in third quarter 2011, while total non-interest income for the nine months of 2012 was $10.64 million compared with $7.14 million for the nine months of 2011. The increase in non-interest income for the first nine months of 2012 includes gains on the sale of securities equal to $1.59 million, compared to gains on the sale of securities of $0.39 million for the first nine months of 2011.  The third quarter 2012 results also included a one-time benefit of $826,000 generated from the sale of four branch locations, as well as a $443,000 (213%) increase on the sale of mortgage loans in the secondary market compared with the third quarter 2011.

Year-over-year non-interest expense was stable for the quarter and nine months ended September 30, 2012 and September 30, 2011, respectively. The nine month results for the period ending September 30, 2012 include a $0.8 million decline in FDIC expense, offset by a $0.8 million increase in valuation adjustments and the costs of operation of foreclosed properties. Non-interest expense savings are expected in future quarters as a result of the sale of four branch locations.

“We believe Baylake is positioned to focus on generating revenue from its most productive assets, and to concentrate on our core business of building deposits and generating commercial and retail loans,” noted Cera. “We are continuing to target underperforming areas in the company where we may be able to reduce expenses. While deposits and loans decreased in total dollars as a result of the branch sales, we anticipate increased opportunities to grow loans and deposits during the upcoming twelve months from our core franchise.”

Balance Sheet, Asset Quality

At September 30, 2012, total assets were $984.60 million compared with $1.05 billion at September 30, 2011. Total loans were $603.51 million compared with $638.94 million at September 30, 2011 and total deposits were $798.77 million at September 30, 2012 compared with $858.34 million at September 30, 2011. These decreases reflect the sale of four branch locations.

Non-performing assets decreased to $22.47 million at September 30, 2012 from $34.98 million at September 30, 2011. Non-performing loans declined to $12.02 million at September 30, 2012 compared with $24.31 million at September 30, 2011. The company’s allowance for loan losses as a percent of total loans decreased to 1.77% at September 30, 2012 compared with 2.01% at September 30, 2011. The company’s allowance for loan losses as a percent of non-performing loans at September 30, 2012 increased to 88.71% compared with 52.88% at September 30, 2011.

“We set a goal of shrinking non-performing assets below 2% of total assets by the end of this year,” noted Cera. “We finished the quarter with non-performing assets at 2.28% of total assets, compared with 3.33% a year ago, which we believe represents excellent progress. Barring any unanticipated surprises, we expect to hit the 2% goal by year-end.”

Cera explained that the company continued to take advantage of the opportunity to accelerate disposition strategies related to non-performing assets in the third quarter 2012, including a $1.8 million impairment charge-off taken in conjunction with the sale of an outstanding $4.8 million non-performing loan balance related to a large commercial customer. The impairment charge taken was included in the allowance for loan losses in prior quarters, and as a result, the sale transaction did not negatively impact third quarter 2012 net earnings.

Baylake’s stockholders’ equity was $91.05 million, or 9.25% of total assets at September 30, 2012 compared with $83.6 million, or 7.94% of total assets at September 30, 2011. Baylake’s total risk-based capital ratio increased to 15.28% at September 30, 2012 from 13.35% at September 30, 2011. The company’s tier 1 risk-based capital ratio was 12.66% at September 30, 2012, up from 10.82% at September 30, 2011. Both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Outlook

Cera concluded: “As we look toward 2013, we move forward with a cleaner balance sheet, including greatly reduced non-performing assets and a strengthened loan loss reserve position, and improving core earnings. We have confidence we will see continued asset quality improvements in future quarters, which should help reduce our loan loss provisioning and loan workout and collection expenses. We are pleased that our efforts have generated greater value for shareholders, and we will remain focused on strategies to further enhance shareholder value.  Wisconsin has many small community banks, many of which are experiencing various pressures that may impede their ability to grow or remain at high levels of profitability. We feel our concentration on in-house improvements in many aspects of our business has positioned Baylake for its next phase of growth.”

“We feel our competitive position is strong. Overall economic improvement continues at a slow pace, however, we also see many opportunities to win new customers and expand banking relationships with current customers. We also believe Baylake has the ability for prudent expansion into new markets and increased presence in key markets currently served. I feel we have made tremendous progress in the past several years, and we are all excited about the opportunity to grow the Baylake Bank franchise.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 23 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at September 30, 2012 and 2011 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) September 30 numbers are UNAUDITED	September 30, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands, except share and per share data)
Total assets	$ 984,600	$ 1,086,929	$ 1,051,953
Investment securities (1)	247,198	284,331	239,683
Total loans	603,510	632,884	638,936
Total deposits	798,774	865,187	858,344
Borrowings (2)	60,904	102,566	75,463
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,450	9,450	9,450
Stockholders’ equity	91,052	84,401	83,554
Non-performing loans (3)	12,015	19,583	24,314
Non-performing assets (3)	22,466	31,702	34,976
Restructured loans, accruing	4,484	22,009	20,461
Shares outstanding	7,927,347	7,911,539	7,911,539
Book value per share	$ 11.49	$ 10.67	$ 10.56

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2012	2011	2012	2011
Total interest income	$ 9,722	$ 10,451	$ 30,024	$ 31,593
Total interest expense	1,592	2,344	5,376	7,410
Net interest income before provision for loan losses	8,130	8,107	24,648	24,183
Provision for loan losses	1,100	1,200	5,125	4,450
Net interest income after provision for loan losses	7,030	6,907	19,523	19,733

Total non-interest income	3,250	2,106	10,636	7,141
Total non-interest expense	7,255	7,208	23,964	23,777

Income before income taxes	3,025	1,805	6,195	3,097
Income tax expense	940	508	1,484	374
Net income	$ 2,085	$ 1,297	$ 4,711	$ 2,723

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.26	$ 0.16	$ 0.59	$ 0.34
Net income per share (diluted)	$ 0.23	$ 0.16	$ 0.52	$ 0.34
Cash dividends per common share	$ 0.02	$ --	$ 0.04	$ --
Book value per share	$ 11.49	$ 10.56	$ 11.49	$ 10.56

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Performance Ratios: (5)
Return on average total assets	0.79%	0.49%	0.60%	0.35%
Return on average total shareholders’ equity	9.25%	6.25%	7.14%	4.55%
Net interest margin (6)	3.52%	3.48%	3.53%	3.55%
Net interest spread (6)	3.42%	3.36%	3.43%	3.45%
Efficiency ratio (9)	66.80%	70.60%	72.43%	74.94%
Non-interest income to average assets	1.24%	0.80%	1.35%	0.92%
Non-interest expense to average assets	2.76%	2.72%	3.03%	3.07%
Net overhead ratio (7)	1.52%	1.93%	1.69%	2.15%
Average loan to average deposit ratio	73.55%	73.69%	74.19%	75.05%
Average interest earning assets to average interest bearing liabilities	115.15%	111.83%	113.18%	109.94%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	1.99%	3.81%	1.99%	3.81%
Allowance for loan losses to:
Total loans	1.77%	2.01%	1.77%	2.01%
Non-performing loans	88.71%	52.88%	88.71%	52.88%
Net charge-offs to average loans (annualized)	2.02%	0.64%	1.08%	0.66%
Non-performing assets to total assets	2.28%	3.33%	2.28%	3.33%

Capital Ratios: (5)(8)
Stockholders’ equity to assets	9.25%	7.94%	9.25%	7.94%
Tier 1 risk-based capital	12.66%	10.82%	12.66%	10.82%
Total risk-based capital	15.28%	13.35%	15.28%	13.35%
Tier 1 leverage ratio	8.48%	7.76%	8.48%	7.76%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	23	27	23	27
Number of full-time equivalent employees	293	305	293	305

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and net gains on sale of branches.